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                                                              Exhibit 23(p)(xii)

                          EQUITY INVESTMENT CORPORATION
                                 CODE OF ETHICS

                                   APRIL 2006

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                          EQUITY INVESTMENT CORPORATION

                                 CODE OF ETHICS

GENERAL PROVISIONS                                                       PAGE 3

COMPLIANCE & PROFESSIONAL RESPONSIBILITY POLICY                          PAGE 5

POLICY & PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS AND
INSIDER TRADING                                                          PAGE 20

BEST EXECUTION POLICY                                                    PAGE 30

PRIVACY POLICY                                                           PAGE 34

PROXY VOTING POLICY                                                      PAGE 35

SUITABILITY QUESTIONNAIRES                                               PAGE 36

ADDENDUM 1: PROCEDURES FOR IMPLEMENTING PRIVACY POLICY AND DISPOSAL
OF CONSUMER INFORMATION                                                  PAGE 42

ACKNOWLEDGEMENT OF RECEIPT OF CODE                                       PAGE 43


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                               GENERAL PROVISIONS

EIC is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940.

EIC is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients. Our reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and our dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with EIC.

EIC serves as investment manager for individual and institutional advisory clients. When used herein, the term "client" includes individual and institutional investors for whom EIC provides investment supervisory services or manages investment advisory accounts. It also includes any investment company for which EIC manages, co-manages assets or for which it otherwise provides portfolio management services. The term also includes those clients for whom EIC provides advice on matters not involving securities.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice; and, failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor's decision to purchase, or refrain from purchasing, a security recommended by the adviser, or to engage the adviser to manage the client's investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser's duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict, or potential conflict, of interest between the employees of the adviser and its clients.

Under SEC Rule 204A-1, effective August 31, 2004, with a compliance date of February 1, 2005, advisers are required to adopt a written Code of Ethics reasonably designed to prevent and detect conflicts of interest that arise from personal trading by its employees. In addition to establishing a Code of Ethics, advisers are also required to "maintain" and "enforce" the Code of Ethics.

In meeting its fiduciary responsibilities to our clients, EIC has promulgated this Code of Ethics ("Code") addressing the potential problems in the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest and reporting. EIC has also opted to incorporate into its Code, Section 204 Policies and Procedures on Insider Training.

This Code is intended to lessen the chance of any misunderstanding between EIC and our employees regarding trading activities and insider trading infractions. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer ("CCO"). The CCO may under circumstances that are considered appropriate, and after consultation with the Executive Committee (consisting of Mssrs.


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Barksdale, Bruner and Irrgang)], if necessary, grant exceptions to the provisions contained in this Code only when it is clear that the interests of EIC's clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The Executive Committee will satisfy themselves as to the adherence to this policy through periodic reports by the CCO.

To "enforce" the policies and procedures contained in the Code, the CCO will provide periodic training for employees on requirements imposed by the Code. The CCO will also maintain a folder(s) titled "Code of Ethics and Section 204A Procedures" containing the Code and revisions to the Code -- noting the effective date of each revision. The folder will also include evidence of training which will be evidenced by giving each new employee a copy of the Code and requiring they acknowledge receipt by signing a statement, and to require each employee to annually read and sign a log or other record that he/she has read and will adhere to the Code. This file folder should be current at all times and available for review by regulatory authorities.

Rule 204A-1 requires that all supervised persons of EIC be provided with a copy of this Code and that each supervised person provide written acknowledgement of their receipt of the Code and any amendments. Moreover, all supervised persons must report any violations of this Code that come to their attention to the CCO.


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                 COMPLIANCE & PROFESSIONAL RESPONSIBILITY POLICY

This COMPLIANCE & PROFESSIONAL RESPONSIBILITY POLICY (CPRP) is intended to articulate the ethical, legal and moral responsibilities of all Employees ("Employees") of Equity Investment Corporation ("EIC"). It formalizes the policies, principles, obligations and standards of behavior expected of all Employees. No attempt has been made to detail all responsibilities in all occasions. Employees are expected to apply the spirit of the CPRP in circumstances not specifically addressed.

All Employees are obliged to monitor their personal and professional affairs so as not to discredit EIC. An Employee's personal conduct should reflect the highest professional standards of behavior. Employee behavior at work reflects upon EIC and its clients; therefore, Employees are expected to:

     -    Obey all laws and regulations that apply to EIC's business.

     - Avoid activities that could create conflicts of interest or even the appearance of a conflict of interest with EIC or a client.

     - Respect the confidentiality of information about those with whom EIC has business relationships as more fully articulated in EIC's PRIVACY POLICY.

All Employees are expected to read, understand and follow this CPRP. All Employees are required to acknowledge in writing that they have received a copy, have read it, understand its contents and have not violated any provision. Violation of any provision of this CPRP may result in disciplinary action including dismissal. Any violation of criminal law applicable to EIC's business, involving or located on EIC property will be reported to the appropriate authorities for prosecution.

The examples that follow are only guidelines concerning the application of the standards. EIC has established an Executive Committee, consisting of Mssrs. Barksdale, Bruner and Irrgang for review and oversight of any infractions of the CPRP.

II. LAWS & REGULATIONS

Numerous national, state and local laws apply to EIC and its business. Employees are expected to conduct all business dealings according to these laws. Violating any of them could subject the Employee or EIC to criminal and civil penalties. Employees should contact their supervisor with any questions about laws or how they apply to particular situations.

     A. SECURITIES AND EXCHANGE COMMISSION - EIC is a registered investment advisor with the Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940 (the "Advisers Act"), and therefore subject to its oversight and jurisdiction. EIC's policy, and the objective of this CPRP, is to actively endeavor to comply with all applicable regulations promulgated by the SEC. Rule 206(4)-7 requires EIC to adopt written compliance and procedures for fulfilling its regulatory obligations thereunder, and to periodically review such policies and procedures, and to designate a chief compliance officer. This document sets forth, or incorporates by reference, EIC's policies and procedures for fulfilling these obligations. Mr. James F. Barksdale, as president is ultimately responsible for the firm's overall compliance policies and procedures, and has appointed


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     Ms. Joyce Michels as the firm's Chief Compliance Officer (CCO) to insure firm-wide compliance with such policies and procedures, to oversee the on-going implementation of such policies, and to assist in the developing of appropriate policies for meeting its regulatory and other obligations to clients. In addition, EIC will retain both regulatory consulting specialists and legal advisors to assist it in fulfilling this responsibility.

     B. ANTI-COMPETITIVE ACTIVITIES - THE Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between an Employee and a competitor of EIC to (i) fix prices, (ii) allocate markets, (iii) allocate funds or (iv) refuse to deal with particular suppliers or clients.

     Employees must avoid any agreements with EIC's competitors (or even circumstances that might give the appearance of such agreements) relating to how EIC conducts its business. Employees should be especially careful at social or professional gatherings and at trade association meetings.

     A "tying arrangement" is one in which a seller conditions his sale of a product or service on a buyer's purchase of a separate product or service. For instance, Employees may not tie services to obtaining or assisting in obtaining a grant, a contract or services from a client or any account at EIC.

     C. ILLEGAL USE OF CORPORATE FUNDS - THE purpose of any transaction that relates to EIC funds or assets must be revealed and recorded at the time of the transaction. An Employee:

          - may not record or participate in the recording of incorrect or fictitious entries in the books or records of EIC;

          - may not use EIC funds or assets for political contributions in connection with federal, state or local elections. For purposes of this provision, an Employee's time during regular working hours, EIC equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets;

          - may not make any payment for an expressed purpose on EIC's behalf to any individual who intends to use the money for a different purpose; or

          - may not make payments, whether corporate or personal, of cash or other items of value to political candidates, to government officials, or to businesses, that are designed to influence their judgment or actions in connection with any EIC activity.

     It is EIC's policy not to take sides (whether in financial support or endorsement) in political elections. Where necessary and appropriate, EIC will participate in political lobbying conducted by industry or trade organizations for the purpose of influencing legislation affecting EIC's business.

     D. CRIMINAL LAWS - A number of criminal statutes apply to Employees of all financial institutions. These laws generally forbid such activities as:

          -    accepting a fee, commission or gift for obtaining a service;

          -    stealing, embezzling or misapplying corporate funds or assets


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          -    using threats, physical force or other unauthorized means to collect money;

          -    recording false entries;

          - using corporate funds or assets to finance campaigns for political office;

          - making a loan or giving a gift to an examiner who has the authority to examine EIC;

          -    misusing federal records and documents;

          - accessing EIC's computerized financial records without authorization; or

          -    defrauding EIC.

     Criminal statutes also provide a penalty for those who know that a criminal offense has been committed and who helps the criminal avoid capture or punishment. Employees who suspect criminal activity should notify all members of the Executive Committee.

III. CONFLICTS OF INTEREST

Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. As a rule of thumb, any time that an Employee has a financial interest in a transaction or activity, a conflict of interest exists. Care should then be taken to address, manage or remove the conflict pursuant to applicable EIC policies or procedures.

     A. TRANSACTIONS WITH EIC OR PARTIES RELATED TO EIC - EMPLOYEES must put the interests of the client, then the interests of EIC ahead of their own personal interests. Generally, an Employee will have a conflict of interest if there is a difference between an Employee's personal interests and the interests of EIC and/or EIC's clients. A conflict of interest is broadly defined to occur when an Employee allows any interest, activity or influence outside of EIC to:

          -    influence the Employee's judgment when acting on behalf of EIC;

          -    compete against EIC;

          -    negatively affect the way the Employee performs regular duties;
               or

          -    harm EIC's reputation.

     Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. Care should then be taken to address, manage or remove the conflict pursuant to applicable EIC policies or procedures.

          1. SECURITIES - EIC will not invest in the stock and obligations of, or assets acquired from:

               -    EIC or any of its directors, officers, or Employees;

               - affiliates of EIC or any of their directors, officers, or Employees; or

               - other individuals or entities with whom there exists an interest that might affect EIC's exercise of its best judgment.

          2. LOANS, SALES, OR OTHER TRANSFERS FROM FIDUCIARY ACCOUNTS - EIC will not lend, sell, or otherwise transfer assets of a client account to:

               -    EIC or any of its directors, officers, or Employees;


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               -    affiliates of EIC or any of their directors, officers, or
                    Employees; or

               - other individuals or entities with whom there exists an interest that might affect the EIC's exercise of its best judgment.

          3. CONFLICTS OF INTEREST - EMPLOYEES are restricted from becoming involved in certain business dealings with EIC and others. Employees are prohibited from:

               - Directly or indirectly, buying assets from or selling assets to EIC or any account for which EIC acts;

                    Representing EIC in any transactions requiring judgment or discretion with a person or organization in which the Employee has a financial or material interest. For example, managing an account of a relative or close personal friend might impair or appear to impair objective judgment in the performance of duties. Therefore, Employees should avoid such transactions, and any exception needs the approval of EIC's President.

     B. OUTSIDE ACTIVITIES - EMPLOYEES are expected to avoid any outside interest or activity that will interfere with their duties.

          1. GENERAL GUIDELINES - AN Employee's outside interests or activities:

               - should not significantly encroach on the time or attention devoted to their duties;

               -    should not adversely affect the quality of their work;

               - should not involve any significant use of EIC's equipment, facilities, or supplies;

               - should not imply EIC's sponsorship or support (for example, through the use of EIC's stationery for personal purposes); and

               -    should not adversely effect the reputation of EIC.

          2. APPOINTMENTS - ALL Employees must obtain prior approval from the head of the Executive Committee before accepting any fiduciary appointment, directorship or other outside position. An Employee may not:

               - represent any non-EIC company in any transaction with EIC, which involves the exercise of discretion on the part of either party;

               - accept a position as an officer or director of a corporation or become a member of a business partnership.

          This provision does not apply to limited partnerships solely for investment purposes or services as director or officer of purely social, civil, religious or charitable institutions. Exceptions to this provision must be authorized by the Executive Committee.

          3. POLITICAL ACTIVITIES - EIC encourages Employees to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, an Employee may not act as a representative of EIC in any political activity unless specifically authorized to do so by the Executive Committee.


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          4. OUTSIDE EMPLOYMENT - AN Employee may not accept outside employment as one who prepares, audits, or certifies statements or documents pertinent to EIC's business. In addition, Employees must obtain approval from the Executive Committee before accepting employment:

               1. as a broker, contractor, or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for other, appraising property, or collecting rents; or

               2. as an attorney, tax or investment counselor or insurance broker or agent.

          Employees may also be prohibited by law from participating in "interlocking affiliations", that is, dual service, in the following areas:

               - as an Employee of an organization which is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities;

               - as a director, officer or Employee of any commercial bank, banking association, trust company or savings bank; or

               - as a director or officer of a registered public utility holding company or subsidiary.

     C. ACCEPTING GIFTS - EMPLOYEES may not accept gifts from clients for providing EIC services.

     Employees may not accept gifts under circumstances intended to influence the Employee. For instance, Employees may not accept gifts from consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, or other potential referral recipients.

     Gifts include receipt of cash, securities, property, special discounts and free services.

     These restrictions do not apply to:

               -    gifts or bequests receive based on family relationships;

               - food and entertainment received at a regular luncheon, dinner or business meeting;

               - loans from banks or other financial institutions received on regular terms to finance proper credit needs;

               - advertising or promotional material received which has a value not exceeding $100;

               - awards received from charitable, civic, religious or similar organizations for contributions or service; or

               - non-cash gifts of nominal value ($100.00) received from or given to clients or suppliers for holidays, birthdays or other special occasions.


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     Employees are expected to use particular care and good judgment to achieve and maintain independence and objectivity. To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of EIC, must include both the Employee and the representative of the sponsoring firm. If tickets to these types of events are provided to an Employee without a representative of the sponsor in attendance, then the prior approval of any of the members of the EIC Executive Committee is required.

     D. MAKING GIFTS - EMPLOYEES may not offer gifts under circumstances intended to influence a client or a supplier in conducting business. Employees may not make gifts to clients without the prior approval of the President.

     Employees may not make gifts of cash or other property to consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, etc., for giving or referring business to EIC.

     These restrictions do not apply to:

          -    gifts or bequests based on family relationships;

          - food and entertainment at a regular luncheon, dinner or business meeting;

          -    advertising or promotional material; or

          - non-cash gifts of nominal value ($100.00) given to clients or suppliers for holidays, birthdays or other special occasions.

     E. HONORARIA - NO Employee or any member of the Employee's immediate family may accept cash honoraria for public speaking or writing services on behalf of EIC. If a cash honorarium is tendered, an Employee may request that it be donated to a charity of their choice. Employees may accept non-cash honoraria of limited value with the approval of a member of the EIC Executive Committee. Employees may also accept reimbursement of related expenses.

     F. REFERRALS - EMPLOYEES may name several candidates without indicated favoritism when asked by a client to recommend consultants, attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. Under no circumstances may an Employee make a recommendation if there is the appearance that the Employee may benefit from making it. Employees may not recommend a family member. An Employee may include a family member's firm or other professionals associated with a family member if such relationship is disclosed to the client.

     G. INVESTMENTS - BECAUSE investments can lead to conflicts of interest, ALL EMPLOYEES must follow these investment guidelines, as well as EIC's POLICY & PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS AND INSIDER TRADING.


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          1. INVESTMENTS EMPLOYEES MAY NOT MAKE - WHEN considering investment, you may not invest (directly or indirectly) in a publicly held security whenever:

               - such a transaction would place EIC under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security;

               - Employee knows EIC is in the process of buying or selling the security for its own account or for the account of others;

               - Employee possesses information not available to the general public that is likely to affect the price of the security;

               - Employee is considering acting as advisor to the issuer of the security, or

               - Employee is recommending the sale or purchase of the security.

          2. INVESTMENTS THAT REQUIRE APPROVAL - EMPLOYEES are required to obtain approval from the Executive Committee:

               - before investing (directly or indirectly) in a privately held company which is a EIC client;

               - if Employee subsequently becomes aware that he/she holds (directly or indirectly) stock in a privately held company which is a EIC client; or

               - if Employee has responsibility for providing services to a company that is a EIC client and attempts to acquire or hold more than 5% of the shares of that client's stock.

     Rules of various stock exchanges require brokers to obtain EIC's approval for the opening of accounts for Employees. Because margin trading can create serious financial problems, all Employees are urged to avoid margin transactions.

     H. CLIENTS AND SUPPLIERS - IN dealing with clients and suppliers, situations sometimes occur that may create a conflict or the appearance of a conflict of interest. To avoid such situations, corporate policies were developed in the following areas:

          1. LOANS - EMPLOYEES are not permitted to borrow from or lend personal funds to clients, brokers, or suppliers of EIC. Credit transactions in the normal course of business (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

          2. ADVISING CLIENTS - EMPLOYEES may be asked by a client to make a statement regarding the legal implications of a proposed transaction. Employee cannot give legal advice to clients unless giving such advice is part of their regular corporate responsibilities. Employees should be cautious that statements are not inappropriately interpreted as giving legal advice.

          3. FINANCIAL INCENTIVES FROM MUTUAL FUNDS AND OTHER INVESTMENTS VENDORS - Generally, neither EIC nor any of its Employees may accept financial incentives from vendors of mutual funds or other investments with which it does business on behalf of fiduciary accounts. Financial incentives include anything of more than nominal value which EIC or its Employees may receive directly or indirectly from a vendor, including items such


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          as 12b-1 fees, computer equipment and seminars. Each decision to give business to a particular vendor must be made solely on the basis of factors which relate to the appropriateness of that vendor and its services or products for the accounts which will use them. EIC should never place itself in a position where the receipt of financial benefits in connection with any transaction may influence its judgment.

IV. CONFIDENTIALITY

Employees routinely have knowledge, reports or statements about EIC's business or possess confidential information about the private or business affairs of EIC's clients and suppliers. Such information is privileged and must be held in the strictest confidence. EIC has established a Privacy Policy, Regulation S-P, which is incorporated herein by reference. To fulfill its obligations thereunder corporate-wide and individually, EIC's has established a procedure whereby all employees complete and sign a Confidentiality and Non-Solicitation Agreement, which is incorporated herein by reference.

Confidential information is to be used only for corporate purposes. Under no circumstances may an Employee use such information for personal gain or pass it on to any person outside of EIC, including family or friends, or even to other Employees who do not need such information to carry out their duties.

Employees may possess confidential information about those with whom EIC has business relationships. If released, such information could have a significant effect on their operations, business reputation or the market price of their securities. Disclosing such information could expose both the Employee and EIC to liability for damages. Such information must be kept confidential.

     A. FINANCIAL - FINANCIAL information about EIC is confidential unless it has been published in reports to shareholders or otherwise has been made available to the public. Except as required by law, financial information is not to be released to any person. Any questions about disclosing financial information shall be referred to a member of the EIC Executive Committee.

     B. REGULATORY - EIC is periodically examined by regulatory examiners. Any reports made by those regulatory agencies are the property of those agencies and strictly confidential. Employees may not give copies of regulatory reports to anyone, including examiners from other regulatory agencies.

     There may be civil and/or criminal sanctions for giving a regulatory report to an unauthorized person. Giving information from those reports to anyone not officially connected with EIC is a criminal offense. Any questions about disclosing regulatory information shall be referred to a member of the EIC Executive Committee.


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     C. PROPRIETARY - Certain non-financial information developed by EIC, such as business plans, methods of doing business, computer software and databases, is information that is proprietary and confidential. Employees are not to disclose it to anyone outside of EIC or use it directly or indirectly for their personal benefit or for the benefit of any third party that is not entitled to such information.

     D. INVESTMENT - EIC forbids any officer, director, or Employee from trading, either personally or on behalf of a client account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as "insider trading", is part of EIC's POLICY & PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS AND INSIDER TRADING. EIC's CPRP applies to every Employee and extends to activities within and outside their duties for EIC. Please refer to EIC's POLICY & PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS AND INSIDER TRADING.

V. SEPARATION OF DUTIES AND CONTROLS

     It is EIC's policy that no one person shall handle all aspects of a transaction from beginning to end (See Section VI of EIC's TRADE MANAGEMENT AND BEST EXECUTION POLICY). To assure compliance with this CPRP, EIC's operating procedures provide for at least two signatures to initiate buy or sell transactions, or create a movement of cash, securities and/or other assets to any account other than a like-named account to the client's existing account.

VI. PORTFOLIO MANAGEMENT

     A. PROCESS - EIC invests with a common value-oriented investment philosophy (see Exhibit A) for three equity product profiles, described briefly as all-cap value, mid-cap value, and large-cap value. To consistently implement this approach across all client accounts, EIC's investment team (Mssrs. Barksdale, Bruner and Irrgang) employs valuation methods and analytical methods that have been developed since 1986. Portfolio purchase and sell decisions are made solely by members of this investment team. While Mr. Barksdale retains ultimate investment authority for the firm, the team seeks mutual agreement on all investment decisions and operates as a group rather than individually.

     B. SUITABILITY - SEC guidelines specify that advisers "know their clients", and take reasonable steps to determine the suitability of their investment decisions for a given client's objectives. EIC's policy is to determine the suitability through either their personal knowledge of the client, the use of either internally developed suitability questionnaires (see EIC QUESTIONNAIRES FOR INDIVIDUAL AND FOR PENSION, CORPORATE & TRUSTEE FUNDS), or the gathering of sufficient information about the client from referral sources to adequately determine that EIC's investment approach is suitable for the client given his or her overall investment objectives, mandates, or restrictions imposed on the account. In those cases where there appears to be a lack of fit, EIC will seek to clarify any concerns either directly with the client, or with the referral source. EIC will maintain copies of any suitability information collected in each client's file.


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     EIC's agreements require that clients or referral sources notify EIC of any changes in client investment objectives that could affect EIC's investment decisions. Nonetheless, EIC's policy will be to request at least once each year that clients notify EIC of any changes in objectives, restrictions, or investment time horizon or risk profile.

     C. RESTRICTIONS - EIC's policy is to allow certain client imposed restrictions on the investment of their accounts. Such restrictions will be maintained in written form, both in each client's file, as well as on EIC's trade sheet. EIC's policy is to follow such restrictions at all times.

     D. PROXY VOTING - Both SEC and Department of Labor regulations have established the fiduciary obligation of investment advisors to vote proxies on behalf of clients, and solely in the best interests of clients. To fulfill this obligation, EIC has developed a PROXY VOTING POLICY, which is incorporated herein by reference. EIC's policy is to vote client proxies in accordance with this PROXY VOTING POLICY unless specifically directed by clients not to do so. EIC will maintain lists of all clients eligible to vote for a given corporate action, and will make reasonable efforts to obtain documents necessary to vote such proxies from client's custodian.

     E. TRADING AND ALLOCATION - EIC's policy is to always place client interests ahead of personal and corporate interests, and to treat all clients equally in terms of trading order and priority, and in terms of allocation of completed purchases and sales. To fulfill its obligations and implement this policy, EIC has developed a TRADE MANAGEMENT AND BEST EXECUTION POLICY & PROCEDURES, which is incorporated herein by reference.

     F. PORTFOLIO REVIEW - EIC's policy is to review portfolios on an on-going basis so they are consistent both with EIC's investment philosophy and any client restrictions. While on-going review occurs across accounts, particularly at times of buys and sales, individual reviews occur no less than quarterly. Portfolio Reviews will be the responsibility of Mssrs. Barksdale, Bruner and Irrgang, as well EIC's portfolio administrators, who include Ms. Michels, Justice, and Newcombe.

     G. SAFEGUARDING OF CLIENT ASSETS & CUSTODY - EIC's policy is to avoid custody of client assets, leaving such service to a qualified custodian appointed by the client. Nonetheless, EIC will allow clients to instruct their custodian in writing to pay EIC's quarterly management fees directly from their account as long as the custodian provides the client (or client's designee) with a monthly statement showing both account balances and any fees paid to EIC. EIC will provide both the client and the custodian with a written invoice detailing the fee calculation and requesting payment. Any deposits to client accounts will be drawn and payable to the client's own account, and not to EIC. In the case of inadvertent receipt of any deposits made payable to EIC, the check will be returned to the client within three business days. Any limited partnerships managed by EIC, or for which EIC's personnel exercise control will have employ a qualified custodian, will be maintained in accordance with U.S. GAAP accounting methods with respect to individual capital accounts, and will be subjected to an independent audit at least annually. A copy of the audit will be provided to all limited partners within 120 days of the partnership's fiscal year-end.

     H. VALUATION - Client accounts will be valued no less than monthly using the last sale price on the last trading day of each month. If no sale occurred on the last day of the month, the position will be valued at the average of the cling bid and asked prices for NASDAQ securities, or for traded securities, at a price no higher than price the price when last traded publicly.

     I. PRIVACY - Clients, or their designees, will be provided with a written copy of EIC's PRIVACY POLICY STATEMENT pursuant to Reg. S-P each year.

VI.  MARKETING, DISCLOSURE & RECORD KEEPING

     A. DISCLOSURE - EIC's Form ADV Part II discloses relevant investment information about EIC to existing and prospective clients. EIC's policy will be to provide new clients the Form ADV Part II prior to establishing a new account, while offering to send an updated copy at least once per year. Similarly, organizations for which EIC works in a subadvisory capacity will be contractually required to deliver EIC's ADV to clients at the time of opening, and offer to deliver said disclosure at least once per year.

     EIC's Chief Compliance Officer and Executive Committee will likewise review EIC's form ADV periodically, but no less than annually for any overall required disclosure changes. Nonetheless, Items 1, 3, 9, 11 of 1A will be updated immediately upon becoming inaccurate, while Items 4, 8, and 10 of
     Part 1A, or any portion of Form ADV Part II will be updated immediately upon any material change. Finally, an annual update to EIC's Form ADV will be made to the SEC within 90 days of EIC's fiscal year-end.

     B. MARKETING MATERIALS & PERFORMANCE PRESENTATION

     EIC's overall policy is to fairly present key aspects of its investment approach and results to clients in its marketing materials, and in SEC required disclosures. To implement this policy, the following procedures have been established.

          1. PERFORMANCE COMPILATION & PRESENTATION - EIC's policy is to follow both SEC and AIMR guidelines regarding the compilation of composites, calculation of results, and presentation of performance in all marketing materials, including its website. All presentations of EIC's performance, whether to individual clients, broad based marketing materials, one-on-one presentations, or EIC's website, must be approved by EIC's Chief Compliance Officer, Ms. Joyce Michels. To insure consistent adherence to AIMR guidelines, EIC will employ the services of professional consultants knowledgeable of AIMR guidelines and procedures, to verify EIC's historical and on-going performance calculations and results. Performance figures will be updated at least quarterly electronically using the Advent Portfolio Accounting software.

          2. UPDATES - Marketing materials and performance results will generally be updated quarterly, although some specific calculations relating to longer time periods may be more appropriately updated annually. All marketing materials, including EIC's SEC disclosure statement Form ADV Part II, must have the approval of Mr. Terry Irrgang, as well as EIC's Chief Compliance Officer, Ms. Joyce Michels.

     C. RECORD KEEPING.

          1. CLIENT BOOKS AND RECORDS

          EIC's policy is to make and keep true, accurate, and current all books and records related to the management of client accounts in written form. Any account managed by EIC will require a written agreement, either directly with the client or with a sponsoring organization, if EIC operates in a subadvisory capacity. EIC will maintain at least the following records indefinitely:

          1. All client written agreements as well as any written restrictions, instructions, or other communication. (client contract file)

          2. Copies of all invoices presented to clients or client appointed custodian for payment of management fees to EIC (client correspondence file)

          3. Copies of all quarterly and other reports provided to clients (client correspondence file)

          4. Copies of all written complaints received from clients (client complaint folder)

          5. Copies of all third party information relating to client's account detailing cash receipts and disbursements from the account, necessary for determining client's investment performance, including monthly custodian or brokerage statements and trade confirmations (brokerage statement file and confirm files)

          6. All offerings of EIC's regulatory information, such as its ADV, Privacy Policy, or proxy voting information (client correspondence file)

          7. A record of how client proxies were voted (Proxy voting notebook)

          8. A copy of any email communication between client and EIC (individual computer MS Outlook files).

          9. A copy of any trading memoranda relating to any purchase or sale in a client account, including information regarding which employee recommended a particular trade, as well as the employee placing the trade, the date of entry, and the bank, broker or dealer by or through whom executed where appropriate, and whether the order was discretionary. (trade journals)

          2. ADVERTISING BOOKS AND RECORDS

          EIC will maintain copies of advertising materials distributed, as well as lists of the recipients of such material (mass mailing file). Likewise, EIC will maintain copies of all one-off correspondence with prospective clients, including email correspondence (one-off letters files).

          3. CORPORATE BOOKS AND RECORDS

          All books and records pertaining to the Corporation, which include but are not limited to general ledgers, cash receipts and disbursements, assets and liabilities, check books, bank statements, cancelled checks, reconciliations, bills, trial balances, all written agreements entered into by the corporation, accounting records, financial statements, bills, bank statements, performance calculations and composites, AIMR reports are kept at EIC's primary office address.

VII. BUSINESS CONTINUITY

EIC is committed to properly preparing itself to be able to maintain mission critical activities during the various types of disruptions that may occur from time to time. To meet this objective, EIC has developed a BUSINESS CONTINUITY PLAN & PROCEDURES guide, which is incorporated herein by reference.

VIII. PERIODIC REVIEW & UPDATE

EIC's policy will be to keep its various policies and procedures and regulatory filings current through a review at least once per year. Primary review responsibilities are as follows:

Overall CPRP - EIC Executive Committee & EIC CCO
Disaster Recovery Policy - EIC Executive Committee
Best Execution Policy - Trade Management Oversight Committee
Privacy Policy - EIC CCO
Proxy Voting Policy - Trade Management Oversight Committee a
Policy & Procedures Regarding Personal Securities Transactions and Insider Trading - EIC Executive Committee & EIC CCO
ADV Part II - EIC CCO & EIC Executive Committee
Marketing Materials - Mr. Terry Irrgang & EIC CCO

IX. ACKNOWLEDGEMENT OF EMPLOYEE REVIEW

I, _____________________________________________, have reviewed and understand
EIC's Compliance & Professional Responsibility Policy, as well as any policies incorporated therein by reference. I agree to follow all such policies as part of EIC's overall commitment to fulfill its obligations and responsibilities to both regulatory authorities, and to its clients.


-----------------------------------------------
Employee Signature/Date

                    EXHIBIT A - INVESTMENT OVERVIEW & PROCESS

EIC starts with the Compustat universe of approximately 2,000 stocks with market caps above $500 million. This list is narrowed down by looking for companies with an ROE above 9% and a growth rate above 7%. (The market cap, ROE and growth rate figures are guidelines rather than hard and fast minimums.) Additional ideas are sometimes uncovered through traditional news sources, non-opinionated research, and simply being aware of companies that have seen recent and significant price declines.

Once a potential candidate is identified, the first step in the process is to determine whether the company is selling at a discount to its "true" value, based upon proprietary, in-house valuation models. EIC values businesses such that if it bought and operated the entire business, it would earn the inflation rate plus a premium on its initial capital investment and all capital reinvested to grow the business over a given time horizon. Two key inputs to the models are return on equity and growth.

Once it has been determined that a company is selling at a meaningful discount to its true business value, graphical financial statement analysis is used to examine four general areas of potential risk: financial, operational, management, and business. The objective of this exercise is to focus on well-managed, structurally sound companies and to eliminate potential value traps.

After the graphical financial statement analysis, in-depth fundamental research is performed, which includes reading the annual reports and footnotes as well as the management discussion and analysis section of 10-Ks and 10-Qs, to gain further insight into accounting policies, unusual transactions, attempts to manage earnings, and any other evidence that reality is different than what the financial statements reveal.

If a company passes all levels of analysis, then it may be added to portfolios.

Our goal is to build a broadly diversified portfolio by investing in attractively priced stocks of high quality, well-managed companies. Portfolio construction guidelines are as follows:

-    Initial position size: 2% to 4%

-    Maximum position size: 6% at market

-    Number of positions: usually between 35 and 40

-    Industry weightings: typically not in excess of 20% of the portfolio

-    Cash and equivalents: typically less than 15%

Stocks are sold if any of the following conditions are met:

     -    Security reaches EIC's measure of full value

     -    Position increases to more than 6% of the portfolio

     - The firm shows balance sheet stress, indicating potential earnings management, weak financial controls or possible earnings shortfalls

     - A major change occurs rendering historical data invalid for determining the true value of business ownership

     -    The firm's quality and financial strength fall below acceptable levels

      POLICY AND PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS AND
                                 INSIDER TRADING
                  UNDER SECTION 204A OF INVESTMENT ADVISORS ACT

SECTION I. POLICY STATEMENT ON INSIDER AND IMPROPER TRADING

SECTION A. POLICY STATEMENT ON INSIDER TRADING

Equity Investment Corporation (EIC) forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading". EIC's policy applies to every officer, director and employee and extends to activities within and outside their duties at EIC. Every officer, director and employee must read and retain this policy statement. Any questions regarding EIC's policy and procedures should be directed to EIC's Compliance Officer, Ms. Joyce Michels.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1. trading by an insider, while in possession of material nonpublic information, or

2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

3. communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult EIC's Compliance Officer.

1. WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, EIC could become a temporary insider of a company for which it provides services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter vs. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3. WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4. BASIS FOR LIABILITY

i. Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks vs. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tipees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

However, in the "tipee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

ii. Misappropriation Theory

Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street

Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5. PENALTIES FOR INSIDER TRADING

Penalties for trading on or communication material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

*    civil injunctions

*    treble damages

*    disgorgement of profits

*    jail sentences

* fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

* fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by EIC, including dismissal of the persons involved.

SECTION B. POLICY STATEMENT ON IMPROPER PERSONAL TRADING

"Front-running" is the advance buying or selling with the knowledge of research recommendations to be made, or substantial orders from customers, due to be executed in the market. Front-running gives the employee substantial advantages over the customer and is therefore prohibited.

1. PROHIBITED TRANSACTIONS

     (a) No EIC employee shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1. Please refer to the applicable trading restrictions on the chart attached hereto as Appendix 1."

     (b)  Except as otherwise provided, no employee shall:

          (i) purchase or sell, directly or indirectly, any security in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which at the time of such purchase or sale:

               (A)  is being considered for purchase or sale by EIC

               (B)  is being purchased or sold by the EIC;

          (ii) disclose to other persons the securities activities engaged in or contemplated for the various portfolios of EIC;

          (iii) buy or sell a security before EIC has completed any planned purchase or sale of such security for all EIC client accounts;

          (iv) seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to EIC. For the purposes of this provision, the following gifts will not be considered to be in violation of this section:

               (A)  an occasional meal;

               (B) an occasional ticket to a sporting event, the theater or comparable entertainment, or

               (C) a holiday gift of fruit or other foods; provided, however, that such gift is made available to all members of the recipient's department; or

          (v) trade on or communicate material non-public information, or "inside information" of any sort, whether obtained in the course of research activities, through a client relationship or otherwise.

     (c)  Additionally, no employee shall:

          (i) acquire directly or indirectly any beneficial ownership in any securities in an IPO; or

          (ii) purchase any securities in a Limited Offering or Private Placement without prior notification to and receipt of approval from EIC.

          (iii) purchase and sell, or sell and purchase, the same security owned by EIC or its clients within sixty (60) calendar days, and shall be required to disgorge any profits realized from such short-term trading; or

          (iv) serve on the board of directors of any publicly traded company without prior authorization from EIC.

EXEMPTED TRANSACTIONS

     The prohibitions of Sections 1(b), and 1(c) shall not apply to:

     (d) purchases or sales effected in any account over which the employee has no direct or indirect influence or control;

     (e)  purchases which are part of an automatic dividend reinvestment plan;

     (f) purchases or sales which are part of a systematic investment plan whereby assets are moved from one type of account to another, provided such accounts, together with the related security transactions, do not include securities owned by EIC or its client accounts.;

     (g) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

     NOTWITHSTANDING THESE GENERAL EXEMPTIONS, THE SEC HAS FULL AUTHORITY TO EXAMINE ALL PERSONAL SECURITIES TRANSACTIONS TO DETERMINE ANY VIOLATION OF FEDERAL SECURITIES LAWS.

Violations of this Policy Statement on Improper Personal Trading constitute grounds for trade cancellations and other sanctions, including dismissal of the persons involved if violations are repeated or deemed to be willful.

   SECTION II. PROCEDURES TO IMPLEMENT EIC'S POLICIES AGAINST INSIDER TRADING

The following procedures have been established to aid the officers, directors and employees of EIC in avoiding insider trading, and to aid EIC in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of EIC must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult EIC's Compliance Officer.

1. IDENTIFYING INSIDE INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by EIC, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

     i. Report the matter immediately to EIC's Compliance Officer.

     ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by EIC.

     iii. Do not communicate the information inside or outside EIC, other than to EIC's Compliance Officer.

     iv. After EIC's Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2. PERSONAL SECURITIES TRADING

All officers, directors and employees of EIC shall obtain clearance from EIC's Compliance Officer prior to effecting any securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director of employee), or trusts of which they are trustees or in which they have a beneficial interest are parties. EIC's Compliance Officer shall promptly notify the officer, director or employee of clearance or denial of clearance to trade. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing within 24 hours of the verbal notification using EIC's Buy/Sell Request Form.

After undertaking the approved transaction, the officer, director or employee will provide a report to EIC's Compliance Officer, including the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to EIC's Compliance Officer. These trade confirmations must be provided no later than 10 days following the last day of the quarter during which the transaction occurred.

EIC's Compliance Officer shall follow the same procedures outlined above, except clearance for his or her transactions will be obtained from Mr. W. Andrew Bruner.

As required by SEC Rule 17j-1 under the Investment Company Act, you must also provide signed and dated reports to EIC with the following:

     1) An INITIAL HOLDINGS report no later than 10 days after becoming an Employee of EIC. The report must list: a) the name, number of shares and principal amount of each security owned directly or indirectly at the time you first become an employee; b) the name of any broker, dealer or bank with which each Affiliated Account maintained an account in which any securities were held; and c) the date the report was submitted

     2) A QUARTERLY TRANSACTIONS report no later than 30 days after the end of each calendar quarter detailing each transaction in a Covered Security in any Affiliated Account during the quarter. The report must list: a) the date, security name, interest rate and maturity (if applicable), number of shares, nature of transaction (i.e. purchase, sale, exchange, etc.), price and principal amount; b) name of the broker, dealer or bank with or through which the transaction was effected; and
          c) the date the report was submitted. You must also list with respect to any Affiliated Account you established in which any securities were held during the quarter: d) the name of the broker, dealer or bank where the account was established, e) the date the account was established; and f) the date the report was submitted. No quarterly transaction report need be submitted if all the information in the report would duplicate information EIC is required to record under Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940.

"Security" is defined under Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act, as follows:

          Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term "Covered Security" shall mean all such securities described above except:

          -    Securities that are direct obligations of the United States;

          - Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

          -    Securities issued by any state or municipal subdivision thereof;

          -    Shares issued by money market funds;

          - Shares of any registered open-end investment company unless managed by EIC or any of our affiliates;

          - Purchases effected upon exercise of rights offered by an issuer pro-rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;

          - Any transaction exempt from registration is not subject to the prior clearance provisions of this Section.

Although the term "covered security" under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e., New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is "covered" under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account. In addition to the above restrictions, no employee deemed to be an "Access Person" shall purchase or sell any covered security for any account in which he/she has any beneficial interest, if:

          - Such security is being considered for purchase or sale by the Research Department even though no order(s) has been entered with EIC's Trading Department;

          - There is any possible conflict of interest or appearance thereof. A Supervised Person may not execute a securities transaction in his/her account or in any account in which he/she has a beneficial interest in a direction contrary to that currently recommended by the Research Department, i.e., selling a security when the Research Department is recommending the purchase of that security or vice versa. [Note: This provision may be waived by the CCO in special situations upon written request by the Access Person.]

     3). An ANNUAL HOLDINGS report due no later than 30 days after July 31st each year. The report must list: a) the name, number of shares and principal amount of each Covered Security held in an Affiliated Account on July 31st; b) the name of any broker, dealer or bank with which an Affiliated Account in which any securities were held on July 31st is maintained; and c) the date the report was submitted.

Reporting of securities transactions pursuant to an automatic investment plan or in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not required by Rule 204A-1 and are not subject to the trading restrictions of this Code.

3. VIOLATIONS REPORTING

Based upon a review of such reports, statements, confirmations and other documents, EIC's Compliance Officer shall prepare a report of possible policy violations, which shall be submitted to EIC's President.

3. RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within EIC, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed.

4. RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with EIC's Compliance Officer before trading or communication the information to anyone.

5. ACKNOWLEDGEMENT

I have read and understand EIC's Policy Statement on Insider Trading, and the foregoing procedures and will comply in all respects with such procedures.

________________________________________             ___________________
Name                                                 Date

                                                                    APPENDIX "1"

                            SUMMARY OF RULE 17j-1(b)

IT IS UNLAWFUL FOR:

- any affiliated person of, or principal underwriter for, a registered investment company ("a Fund"), or

- any affiliated person of an investment adviser of, or of a principal underwriter for, a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired (see definition below) . . . by the Fund:

(1)  to employ any device, scheme or artifice to defraud the Fund;

(2) to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)  to engage in any manipulative practice with respect to the Fund.

NOTE:

For purposes of Rule 17j-1, a "security held or to be acquired" by a Fund means:

     (i) any Covered Security within the meaning of the Rule (see the definition of the term "Covered Security" in this Code) which, within the most recent 15 days:

          -    is or has been held by the Fund; or

          - is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

     (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

             TRADE MANAGEMENT AND BEST EXECUTION POLICY & PROCEDURES

                             Date: February 1, 2006

               Adopted by the Trade Management Oversight Committee

I. BACKGROUND AND PURPOSE OF POLICY

EIC has established a formal written policy and process that will assist in its efforts to obtain best execution in implementing its investment decisions. The policy is appropriate for EIC's client base and investment style. The purpose of this policy and the related procedures is to create a formal system that incorporates the standards by which EIC has historically evaluated brokers and dealers in seeking best execution. Therefore, the policy is intended to be consistent with EIC's prior practice.

II. STATEMENT OF TRADING POLICY

EIC's trading policy is to seek the best overall execution of its investment decisions for clients, with neither itself nor its employees receiving auxiliary benefits from trading relationships. Accordingly, EIC does not direct "soft dollar" trades as payment for research or other services received from third parties firms. Likewise, neither EIC nor employees may accept inappropriate products and services or cash from brokerage firms selected by the Company. This policy does not prohibit nominal gifts received and acceptable in accordance with EIC's Compliance and Professional Responsibility Policy.

EIC recognizes that many of its clients have broader investment objectives than represented by EIC's involvement with their investments. Such clients may direct EIC in writing to use specific brokerage firms for execution and implementation of their investment decisions, allowing the client to receive other services of value not provided by EIC, such as custody, on-going consultation and advice, assistance with non-EIC related financial matters, asset allocation, financial planning, assistance in the selection of investment advisers, on-going monitoring of their investments, and other services. In such cases, EIC's ability to obtain "best execution" in the implementation of its decisions will be limited by the client's desire to receive such other services.

III. DEFINITION OF BEST EXECUTION

"Best execution" refers to well-informed trade execution decisions made with the intention of maximizing the value of client portfolios under the particular circumstances at the time. In addition to minimizing the costs of transactions, "best execution" seeks to obtain the most favorable bottom-line implementation of EIC's investment decisions.

IV. TRADE MANAGEMENT OVERSIGHT COMMITTEE

In an effort to organize, implement and monitor a system and process for all trading practices, EIC has established the Trade Management Oversight Committee
(TMOC). The TMOC shall meet on a periodic basis and shall consist of:

1.   Mr. James Barksdale,

2.   Mr. Andrew Bruner

3.   Mr. Terry Irrgang

4.   Ms. Joyce Michels

5.   Ms. Jennifer Justice

6.   Ms. Kris Brooks

Membership in this committee may be changed from time to time as circumstances change, but it is intended that personnel of EIC involved in trading and compliance functions will participate, as will senior management of the firm. The TMOC shall be responsible for the review and evaluation of EIC's trading practices, approved brokers, and compliance with this Policy. In addition, the committee will monitor and evaluate new trading alternatives and execution facilities, as such opportunities arise. The TMOC shall meet not less frequently than semiannually and shall keep minutes of its meetings.

V. BROKER AND TRADE EVALUATION CRITERIA TO BE CONSIDERED BY THE TMOC

In those cases in which EIC has not been directed by the client to use a specific brokerage firm for trading, the TMOC shall consider the following factors in evaluating brokers and trade practices.

1. Obtaining the best overall price via a high quality handling/execution of the order.

2.   The speed of execution

3.   The certainty of execution

4.   The commission rate or spread

5.   Ability to locate liquidity and maintain confidentiality

6.   Ability to accommodate special needs

7.   Quality of administrative support and communication links

8.   Experience and capacity in executing large volume, small cap trades

9.   Capital adequacy and reputation

10.  Frequency of trade errors and error correction procedures

11. Other services provided to the client, such as custody, pension or IRA administration

12.  Firm Responsiveness

13. Trading volume required to make EIC account of interest to the executing firm.

14.  Cost of "stepping out" and delivery, if traded away from custodian.

15.  Overall estimated cost of trading

16. Any other logistical or service issues that impact EIC's ability to trade with the firm

In evaluating these factors, the TMOC shall not be required to assign specific weightings to any factors, but may do so if it assists in the evaluation. The process is largely qualitative. Each factor is one of many the TMOC may consider in evaluating the overall trading process, the needs of clients in specific transactions, and particular brokers. In some cases, a single factor may prove most important. These factors are not intended to be statistical measurements on a trade-by-trade basis or in the aggregate. To assist with the monitoring of these quantitative and qualitative factors, the TMOC will maintain a list of brokers used for trading, with an assessment of relevant factors considered.

In many cases factors #5 and #9 may be determinative when applied to EIC's focus on investment in the shares of small to medium sized companies.

VI. SPECIFIC TRADE PROCEDURES

1. ORDER AGGREGATIONS AND FAIRNESS IN TRADE ALLOCATION

In general, trades occurring for accounts custodied at a given brokerage firm will be aggregated into one order for execution. In the case of a complete execution, the trades will be allocated across all the related accounts on an average price basis.

An order may be worked over a number of days with a given brokerage firm. The trade may be allocated on either an average price basis across all participating accounts, or on an account by account basis as appropriate, so long as the allocation is not based on ex-post price of execution, and not made in a way that systematically discriminates in favor or against any client or set of clients. EIC's allocation policy is: If 1/3 or more of original order is completed, we will pro-rate the order for the group of accounts. If less than 1/3 of the original order is completed, we will randomly fill the order. To ensure fairness in allocation, accounts are selected randomly by our trading system with no intervention from the trader. This is the policy unless the program/system we are designated to use does not have this functionality. In that case we default to the sponsor's allocation system. The overall policy will be to avoid discriminating in favor of any particular account, or set of accounts, over other accounts.

2. TRADE ENTRY

EIC's trade entry policy will be to require two internal sign-offs, one of a portfolio manager requesting the trade, and another from the trader entering the trade. Both will be equally responsible for the overall accuracy of the trade, one checking the other through active engagement in the process. Portfolio managers include: Mr. James Barksdale, Mr. Andrew Bruner and Mr. Terry Irrgang, while traders include Mr. Terry Irrgang, Ms. Kris Brooks, Ms. Jennifer Justice, and Ms. Joyce Michels. Portfolio managers may, if necessary, serve as trader, but only with the additional signature of another portfolio manager.

3. TRADE ORDER

We utilize a trade rotation for each product. For each grouping of trades for all managed accounts, the brokerage firm that was last in the prior trade will go first, shifting all others down one notch in the rotation. This ensures fairness in the trade process.

4. PERSONAL TRADES

All trades for personal accounts will be subject to EIC's established procedures for Insider Trading and Code of Ethics, which are incorporated herein by reference.

VII - OTHER RESPONSIBILITIES OF THE TMOC

In addition, the TMOC will have the following responsibilities:

1. Review and evaluate at least semi-annually all brokers approved by EIC for executing transactions in accounts over which EIC exercises discretionary brokerage authority.

2. Submit for consideration any new brokerage candidates including relevant commission rates and other services of value to clients.

3. Review any unsatisfactory executions received by brokerage firms and determination of remedial action, if any.

4. Review EIC's ADV disclosures in response to Item 7 (Other Business Activities), Item 8 (Other Financial Industry Activities or Affiliations), Item 9 (Participation or Interest in Client Transactions) and Item 12 (Investment or Brokerage Discretion).

5. Identify and manage potential conflicts of interest that may arise from its trading activities. When possible, conflicts should be avoided and those that are unavoidable should be clearly disclosed to clients and prospective clients.

6. Distribute EIC's Trade Management and Best Execution Policy to all officers, portfolio managers, and traders with the request that they assist the TMOC in its efforts to identify and manage conflicts by offering their insights and recommendations.

7. Maintain a list of all gifts received by selected brokerage firms, whether individually, or corporate-wide. This list shall be submitted to the TMOC at least once each year.

Ms. Justice will serve as secretary of the TMOC and will keep minutes of TMOC meetings, together with copies of material information reviewed by the TMOC at its meetings, including any evaluations of brokerage execution services received.

              PRIVACY POLICY OF EQUITY INVESTMENT CORPORATION, INC.

The Securities and Exchange Commission adopted Regulation S-P, "Privacy of Consumer Financial Information," which requires Equity Investment Corporation, Inc. and other financial services firms to disclose their privacy policy regarding nonpublic personal information of customers and consumers. In accordance with this regulation, EIC has summarized our privacy policy below. Please take a moment to read our policy and rest assured that your privacy is of the utmost importance to us.

A. COLLECTING YOUR INFORMATION

We only collect information about you and our other clients as permitted and/or required by law to conduct our business properly and to service your accounts. We receive this information mostly from you via applications, contracts, agreements, etc.

PROTECTING YOUR INFORMATION

We treat all of your information with the highest amount of confidentiality. We maintain physical, electronic and procedural safeguards to protect your privacy and to ensure its confidentiality. Access to such information is restricted to those principals and employees whose business function requires them to have such information.

B. SHARING INFORMATION

We do not share your information with third parties. However, there are certain occasions when a third party would have access to information about your account, and they are:

     - Audits conducted by federal and state regulators, auditors and legal advisors.

     - Inquiries by your tax accountants whom you have authorized to obtain certain transactional information in conjunction with preparing your taxes.

     -    Trades for your account processed by your broker or your custodian.

C. ACCURATE INFORMATION

In an effort to provide our clients with superior service, we strive to keep all of our records accurate. We take prompt action to correct errors, and we ask that you point out any inaccuracies should you discover any.

The above policies for maintaining privacy of your confidential information provided to us remain in effect even after any termination of your account with us. Should you have any questions regarding our policy, please contact us:

Equity Investment Corporation
3007 Piedmont Road, NE
Suite 200
Atlanta, GA 30305
(404) 239-0111
(404) 239-0280 FAX
jmichels@eicatlanta.com

                          EQUITY INVESTMENT CORPORATION
                               PROXY VOTING POLICY

It is Equity Investment Corporation's policy to vote proxies solely in what it believes are the best long-term interests of its clients. In general, this policy results in votes consistent with management's recommendations. However, we vote against proposals that adversely affect:

     1.)  the firm's long-term economic attractiveness

     2.)  the normal functioning of shareholder democracy, or

     3.)  our clients' position as owners of the company.

For example, we normally vote against anti-takeover provisions since they often infringe on shareholder democracy. However, we have voted in favor of staggered board terms on the basis that these increase continuity of management regardless of who the owner is.

We vote in favor of plans that provide an incentive to stock ownership by employees, management, and directors. However, we have become increasingly concerned with the potential for dilution that some stock option and grant plans present. For example, a recent plan requested authorization to issue up to 18% additional equity for options and grants, which would clearly dilute our clients' ownership position in the firm.

Since a fiduciary's endorsement of excessive dilution could be viewed as an imprudent action, we vote against plans that:

     1.)  Allocate more than 5% of the firm's shares to options, or

     2.) Do not set a limit on the maximum amount that can be awarded to an individual in a given year.

     3.) Grant options with an exercise price less than 100% of the fair market value at the date of grant, or less than 85% of the fair market value on the date of grant if the discount is granted in lieu of a reasonable amount of salary or cash bonus.

     4.) Do not delineate the conditions for granting options to non-employee directors, but rather make it subject to management's discretion.

     5.)  Expressly allow the re-pricing of underwater options.

Requirements #1, #2, and #4 may be waived, however, if the option grant itself (not the exercising of the grant) requires a financial investment on the part of the recipient, since such an investment by the recipient may serve as a built-in control against excessive dilution.

With respect to social issues (religious, tobacco, military, animal rights, Northern Ireland, South Africa, nuclear concerns, etc.) our practice has been to vote with management.

Equity Investment Corporation retains records of each proxy vote taken, which are available to the client upon request.

                     QUESTIONNAIRE FOR "INDIVIDUAL" ACCOUNT

Please Complete This Form If Account Represents Your Personal (Non-Commingled) Funds.

The longer an investor's time horizon, the more likely it is that he or she will benefit from the ownership of equities. The shorter the horizon, the more his funds should be kept in highly liquid securities (such as cash). This is because it is difficult to anticipate which asset class (cash, bonds, equities, gold, etc) will perform the best over short periods of time. However, studies have shown that the longer the time period reviewed (5, 10, 20 years, etc.), the more likely it is that equities will provide a superior return relative to most other asset classes. This is particularly true relative to bonds and cash.

But equities are also much more volatile in price than cash or bonds, and we do not believe you should commit your capital to equities unless you have at least a 4-5 year time horizon.

To help you (and us) review the suitability of equities for your account and also meet the requirements of the USA Patriot Act, please provide us with answers to the questions below.

                                             Age        Date of Birth

1.   What is your age and date of birth? ____________   _____________

2.   When do you plan to retire? ____________________

3.   What is your current and expected annual income and occupation?

CURRENT ____ $0 - $20,000                ____ $20,000 - $50,000

        ____ $50,000 - $100,000          ____ greater than $100,000

5 YEARS ____ $0 - $20,000                ____ $20,000 - $50,000

        ____ $50,000 - $100,000          ____ greater than $100,000

     Occupation _____________________________________

4.   How many dependents do you have and what are their ages?

     Relationship (son, daughter, spouse, etc)          Date of Birth

     ________________________________________________   _____________

     ________________________________________________   _____________

     ________________________________________________   _____________

     ________________________________________________   _____________

5. What is your approximate net worth, and how is it currently allocated to the following asset classes?

     Assets   Cash              $__________________

              Equities          $__________________

              Fixed Income      $__________________

              Real Estate       $__________________

              Other             $__________________

              TOTAL ASSETS      $__________________

              less TOTAL DEBT   $__________________

              NET WORTH         $__________________

     Approximately what % of your net worth will EIC be managing? ______________

6.   Will these funds be taxable or tax-exempt?                   ______________

7. Please describe the source of these funds (ie: existing funds from another manager, new funds from another account that was not invested, new funds from sale of business, inheritance, etc.)

     ___________________________________________________________________________

     ___________________________________________________________________________

8.. Are there any known factors (health problems, cash flow requirements, etc.) which might prevent you from committing the anticipated funds to equities
     for 5 years?                                                 ______________

     If YES, please explain. __________________________________   ______________

     __________________________________________________________

     __________________________________________________________

9. Are you aware of any circumstances that might necessitate a substantial liquidation (30% or more) of your account for cash flow considerations?
                                                                  ______________

     If YES, please explain. __________________________________   ______________

     __________________________________________________________

     __________________________________________________________

10. What is your investment objective for the funds to be managed by EIC? (Please check the appropriate statement)

     ______ EQUITIES-ORIENTED ACCOUNT - The funds to be managed by EIC represent the portion of my investment funds committed to long-term growth. To obtain this growth long-term, I am able to tolerate the normal short-run volatility associated with stocks. I understand that a portion of funds may sometimes be held in cash - rather than invested in stocks - when there are an insufficient number of securities selling below EIC's Buy Price to become fully invested.

     ______ EQUITIES AND FIXED INCOME ACCOUNT - I am willing to sacrifice some of the potential for long term growth in order to avoid a substantial portion of the volatility associated with stocks, and in order to obtain a higher level of current income from my investments.

     ______ OTHER (explain) ____________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

NAME        _________________________________

ADDRESS     _________________________________

TELEPHONE   _________________________________

SS(TAX ID)# _________________________________

SIGNATURE   _________________________________

DATE        _________________________________

                  QUESTIONNAIRE FOR PENSION/CORPORATE/TRUSTEED
                          AND OTHER COMMINGLED ACCOUNTS

The longer an investor's time horizon, the more likely it is that he or she will benefit from the ownership of equities. The shorter the horizon, the more his funds should be kept in highly liquid securities (such as cash). This is because it is difficult to anticipate which asset class (cash, bonds, equities, gold, etc) will perform the best over short periods of time. However, studies have shown that the longer the time period reviewed (5, 10, 20 years, etc.), the more likely it is that equities will provide a superior return relative to most other asset classes. This is particularly true relative to bonds and cash.

But equities are also much more volatile in price than cash or bonds, and we do not believe you should commit your capital to equities unless you have at least a 4-5 year time horizon.

To help you (and us) review the suitability of equities for your account and also meet the requirements of the USA Patriot Act, please provide us with answers to the questions below.

1.    Type of account:

      Profit Sharing _____    Jointly Trusteed Pension _____   Endowment _____
      Money Purchase _____    Public Employee Pension  _____   Foundation _____
      Defined Benefit _____   Operating Fund _____             401-K _____
      Other ________________________________________________

2.    Are these funds Taxable _____ or Tax-Exempt _____?

3.    Account controlled by:

      Board of Trustees _____   Investment Committee _____
      Corporate Trustee _____   Other ____________________

4.    Account funded by:

      Company Contributions Only _____         Employee Contributions Only _____
      Company & Employee Contributions _____   Other _________________

5. If an ERISA plan, please supply the following information regarding its principal participants.

                                                                   Anticipated
      Name                                      Date of Birth    Retirement Date

      _____________________________________   ________________   _______________

      _____________________________________   ________________   _______________

      _____________________________________   ________________   _______________

      _____________________________________   ________________   _______________

6. What are the total assets of the plan or entity, and how are they currently allocated to the following asset classes?

                             Assets

      Cash           $__________________   _____%
      Equities       $__________________   _____%
      Fixed Income   $__________________   _____%
      Real Estate    $__________________   _____%
      Other          $__________________   _____%

      Approximately what % of these assets will EIC be managing? _____

7. Are there any known factors which might prevent a 5-year commitment of the anticipated funds to equities? _________

      If YES, please explain. __________________________________________________

      __________________________________________________________________________

      __________________________________________________________________________

      __________________________________________________________________________

8. Are you aware of any circumstances that might necessitate a substantial liquidation (30% or more) of the account for cash flow considerations?
      _____________

      If YES, please explain.

      __________________________________________________________________________

      __________________________________________________________________________

      __________________________________________________________________________

9. Please describe the source of these funds (ie: existing funds moved from another manager, new funds from another account that was not invested, new funds from sale of business, inheritance, etc.)

      __________________________________________________________________________

      __________________________________________________________________________

10.   Do you have a written Investment Policy Statement? _____

      If YES:

         When was it last revised? __________
         Has it been reviewed to ensure that EIC's style meets guidelines? _____ Please provide us with a copy.

11. What is the investment objective for the funds to be managed by EIC? (Please check the appropriate statement)

     ______ EQUITIES-ORIENTED ACCOUNT - The funds to be managed by EIC represent the portion of our investment funds committed to long-term growth. To obtain this growth long-term, we are able to tolerate the normal short-run volatility associated with stocks, and have little need for current income from these funds. We understand that a portion of funds may sometimes be held in cash - rather than invested in stocks - when there are an insufficient number of securities selling below EIC's Buy Price to become fully invested.

     ______ EQUITIES AND FIXED INCOME ACCOUNT - We are willing to sacrifice some of the potential for long term growth in order to avoid a substantial portion of the volatility associated with stocks, and in order to obtain a higher level of current income from our investments.

     ______ OTHER (explain) ____________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

NAME      _____________________________________

TITLE     _____________________________________

ADDRESS   _____________________________________

          _____________________________________

TELEPHONE _____________________________________

TAX ID#   _____________________________________

DATE      _________________

ADDENDUM 1:
6/16/05 (AS REQUIRED BY SEC 7/1/05)

          PROCEDURES TO IMPLEMENT EIC'S PRIVACY POLICY AND DISPOSAL OF
                              CONSUMER INFORMATION

EIC treats all client information with the highest amount of confidentiality. The firm's general guideline is for EIC employees to shred (not simply discard in the trash) any information that would identify an individual, including, but not limited to name, social security number, address, email address, account number, internal EIC nickname or code. All employees have easy access to a shredder and are frequently reminded of the need to follow these procedures. New employees are also instructed to maintain confidentiality of client information and to not allow any such information to be disposed of in a careless manner.

As another means of protection against identity theft, EIC employees are instructed to not include names, address, social security numbers, account numbers or passwords in email correspondence. This information can be transmitted as a password protected file, with a message for the recipient to call for the password to open the attachment.

EIC takes seriously its responsibility to reduce identity theft and related crimes.

ACKNOWLEDGEMENT OF RECEIPT OF EIC'S CODE OF ETHICS INCLUDING SECTION 204A POLICIES AND PROCEDURES

SUPERVISED PERSON OF EIC

I have read EIC's Code of Ethics regarding securities trading, other potential conflicts of interest and policies and procedures to prevent the misuse of material non-public information. I understand these policies and agree to comply with the provisions herein.

-------------------------------------   ----------------------------------------
Name of Supervised Person                                 Date


-------------------------------------
Signature of Supervised Person